Exhibit 99.1

Contacts:	Investors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@alliancedata.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@alliancedata.com

Alliance Data Reports Second Quarter 2017 Results

•	Revenue Increases 4 Percent to $1.82 Billion
•	EPS Increases 99 Percent to $2.47
•	Core EPS Increases 4 Percent to $3.84
•	Full-Year 2017 Guidance Updated; Initial 2018 Guidance Provided

Dallas, TX, July 20, 2017 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended June 30, 2017.

SUMMARY	Quarter Ended June 30,
(in millions, except per share amounts)	2017	2016	% Change
Revenue	$1,822	$1,749	+4%
Net income	$138	$141	-2%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$2.47	$1.24	+99%
Diluted shares outstanding	55.8	59.0	-5%
*******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$499	$472	+6%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$433	$422	+3%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$3.84	$3.68	+4%

(a)	Profitability measures shown above for 2016 are net of amounts attributable to the minority interest in Netherlands-based BrandLoyalty, referred to as 'non-controlling interest'.
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
July 20, 2017

Ed Heffernan, president and chief executive officer of Alliance Data, commented, "It was a solid second quarter as revenue increased 4 percent to $1.8 billion, consistent with guidance, while core EPS also increased 4 percent to $3.84, ahead of guidance of flat growth.

"For the first time since 2015, Epsilon® delivered a second-consecutive quarter of solid revenue and adjusted EBITDA growth, while Card Services continued to deliver double-digit revenue growth. Perhaps more noteworthy was Card Services' ability to drive double-digit adjusted EBITDA, net growth, despite having to absorb the costs of higher principal loss rates. Within LoyaltyOne®, our retooling efforts of the Canadian business model are working as adjusted EBITDA margins returned to our mid-20 percent objective. However, our BrandLoyalty business produced soft results.

"Current trends suggest that both Epsilon and Card Services will produce stronger revenue growth than originally expected, but incremental costs associated with the on-boarding of two new significant clients at Epsilon and moving all collection activities back in-house at Card Services will reduce the flow-through of this incremental revenue to core EPS. As a result, we are only raising top-line guidance for these two segments.

"On the other hand, BrandLoyalty's third quarter is not developing as we originally expected due to timing issues. This leaves us with about a $0.40 hole to 2017 core earnings. Notably, the fourth quarter of 2017 is developing as expected and the first quarter of 2018 is shaping up nicely, so it is essentially a shift of profitability into 2018."

Heffernan continued, "Based on these developments, we are increasing 2017 revenue guidance from $7.7 billion to $7.8 billion, but lowering 2017 core EPS guidance from $18.50 to $18.10, about a 2 percent decrease to reflect the timing issue at BrandLoyalty.  Based upon expectations of flat to lower principal loss rates in 2018 and accelerating trends across the majority of the Company, we are comfortable providing initial 2018 guidance of $8.7 billion in revenue, up 12 percent, and $21.50 in core EPS, up 19 percent, consistent with the 'slingshot' we have discussed all year."

CONSOLIDATED RESULTS

Revenue increased 4 percent to $1.82 billion and EPS increased 99 percent to $2.47 for the second quarter of 2017. Excluding $1.14 in accretion charges related to the purchase of the remaining 20 percent interest in BrandLoyalty from the second quarter of 2016, EPS increased 4 percent. Adjusted EBITDA, net increased 3 percent to $433 million, while core EPS increased 4 percent to $3.84 for the second quarter of 2017.

Alliance Data Systems Corporation
July 20, 2017

SEGMENT REVIEW

LoyaltyOne: Revenue decreased 21 percent to $280 million while adjusted EBITDA decreased 28 percent to $57 million for the second quarter of 2017, largely due to both the breakage estimate reset in the fourth quarter of 2016 for AIR MILES® and timing of client programs at BrandLoyalty. Further, unfavorable foreign exchange rates reduced revenue and adjusted EBITDA by approximately $11 million and $2 million, respectively.

AIR MILES revenue decreased 12 percent to $179 million for the second quarter of 2017 primarily due to a 13 percent decrease in AIR MILES reward miles redeemed. AIR MILES reward miles issued also decreased 1 percent, primarily due to the timing of promotional activity by certain sponsors. Sponsor and collector engagement has been steadily improving since the negative media attention surrounding the then-planned expiration of AIR MILES reward miles at the end of 2016, and the outlook is for issuance growth in the back-half of 2017.

BrandLoyalty revenue decreased 32 percent to $101 million for the second quarter of 2017. Quarterly results for BrandLoyalty can be uneven due to the nature of its offering - short-term loyalty solutions generally 12 to 20 weeks in duration - and clients may shift the timing of programs between quarters. This occurred during the quarter as several programs executed in the second quarter of 2016 are scheduled for the fourth quarter of 2017.

Epsilon: Revenue increased 5 percent to $544 million, and adjusted EBITDA increased 4 percent to $107 million for the second quarter of 2017. Cost controls implemented last year held the increase in payroll and benefits expense during the quarter to approximately 1 percent.

The Automotive, Agency and digital CRM offerings contributed double-digit revenue growth in the second quarter of 2017, a result of both new wins and strength in existing client relationships. Importantly, the Technology Platform offering, which is approximately 25 percent of Epsilon's revenue, stabilized appreciably with revenue down 3 percent for the second quarter of 2017 compared to down 13 percent in the fourth quarter of 2016. The building backlog in this product category through new client wins is expected to support growth in coming quarters.

Card Services: Revenue increased 13 percent to $1.0 billion and adjusted EBITDA, net increased 11 percent to $306 million for the second quarter of 2017.

Gross yields were 25.0 percent for the second quarter of 2017, down approximately 40 basis points from the prior comparable period, due to an increase in the reserve for uncollectible, unpaid finance charges billed. Operating expenses increased 4 percent to $346 million, or 8.6 percent of average receivables, an improvement of 90 basis points compared to the second quarter of 2016. The loan loss provision increased 26 percent to $288 million for the second quarter of 2017, driven by strong growth in average card receivables and higher principal loss rates. Portfolio funding costs were $65 million for the second quarter of 2017, or 1.6 percent of average credit card receivables, up 18 basis points from the second quarter of 2016.

Alliance Data Systems Corporation
July 20, 2017

Credit sales increased 6 percent to $7.5 billion for the second quarter of 2017, bolstered by a modest increase in tender share. Average credit card receivables, excluding amounts reclassified as assets held for sale, increased 17 percent to $15.7 billion compared to the second quarter of 2016, while net principal loss rates for the second quarter of 2017 were 6.2 percent, up 110 basis points from last year, primarily due to lower recovery rates. The delinquency rate was 5.05 percent at June 30, 2017, up 46 basis points from the same time last year, and on track with the forecast provided in 2016.

2017 Guidance

Annual guidance for revenue is increasing from $7.7 billion to $7.8 billion, a 9 percent increase over 2016. Core EPS is being reduced from $18.50 to $18.10, a 7 percent increase over 2016.

2018 Initial Guidance

The initial guidance for 2018 is revenue of $8.7 billion, representing a 12 percent growth rate and core EPS of $21.50, representing 19 percent growth over 2017.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Examples of forward-looking statements include, but are not limited to, statements we make regarding our expected operating results, future economic conditions including currency exchange rates, future dividend declarations and the guidance we give with respect to our anticipated financial performance.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data Systems Corporation
July 20, 2017

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. The Company uses adjusted EBITDA and adjusted EBITDA, net as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock compensation expense. Similarly, core earnings and core EPS eliminate non-cash or non-operating items, including, but not limited to, stock compensation expense, amortization of purchased intangibles, amortization of debt issuance and hedging costs, mark-to-market gains or losses on interest rate derivatives, changes to the expiry policy and regulatory settlements. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations.

Reconciliation of Non-GAAP Financial Measures

Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company's website (www.alliancedata.com). No reconciliation is provided with respect to forward-looking annual guidance for 2017 or 2018 core EPS as the Company cannot reliably predict all necessary components or their impact to reconcile core EPS to GAAP EPS without unreasonable effort. The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company's future results.

The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core EPS represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Alliance Data Systems Corporation
July 20, 2017

Conference Call

Alliance Data will host a conference call on Thursday, July 20, 2017 at 8:30 a.m. (Eastern Time) to discuss the Company's second-quarter 2017 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "77386550". The replay will be available at approximately 11:45 a.m. (Eastern Time) on Thursday, July 20, 2017.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Alliance Data Systems Corporation
July 20, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$1,821.8	$1,748.8	$3,700.8	$3,425.0
Operating expenses:
Cost of operations	1,056.8	1,070.8	2,143.5	2,102.4
Provision for loan loss	288.1	227.8	603.2	399.7
Depreciation and amortization	125.5	129.6	250.3	258.0
Total operating expenses	1,470.4	1,428.2	2,997.0	2,760.1
Operating income	351.4	320.6	703.8	664.9
Interest expense, net:
Securitization funding costs	36.6	30.0	71.8	60.4
Interest expense on deposits	28.6	20.2	54.6	37.4
Interest expense on long-term and other debt, net	72.3	53.5	136.3	104.7
Total interest expense, net	137.5	103.7	262.7	202.5
Income before income tax	$213.9	$216.9	$441.1	$462.4
Income tax expense	76.2	76.2	157.0	162.8
Net income	$137.7	$140.7	$284.1	$299.6
Less: Net income attributable to non-controlling interest	—	—	—	1.8
Net income attributable to common stockholders	$137.7	$140.7	$284.1	$297.8

Per share data:

Numerator
Net income attributable to common stockholders	$137.7	$140.7	$284.1	$297.8
Less: Accretion of redeemable non-controlling interest	—	67.6	—	83.5
Net income attributable to common stockholders after accretion of redeemable non-controlling interest	$137.7	$73.1	$284.1	$214.3

Denominator
Weighted average shares outstanding – basic	55.6	58.8	56.0	59.3
Weighted average shares outstanding – diluted	55.8	59.0	56.3	59.6

Basic – Net income attributable to common stockholders	$2.48	$1.24	$5.07	$3.61
Diluted – Net income attributable to common stockholders	$2.47	$1.24	$5.05	$3.60

Alliance Data Systems Corporation
July 20, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2017	December 31, 2016

Assets
Cash and cash equivalents	$1,945.9	$1,859.2
Credit card and loan receivables:
Credit card and loan receivables	16,321.9	16,543.9
Allowance for loan loss	(1,069.3)	(948.0)
Credit card and loan receivables, net	15,252.6	15,595.9
Credit card and loan receivables held for sale	384.0	417.3
Redemption settlement assets, restricted	547.2	324.4
Intangible assets, net	875.9	1,003.3
Goodwill	3,848.4	3,800.7
Other assets	2,874.3	2,513.3
Total assets	$25,728.3	$25,514.1

Liabilities and Equity
Deferred revenue	$935.9	$931.5
Deposits	8,722.5	8,391.9
Non-recourse borrowings of consolidated securitization entities	6,561.4	6,955.4
Long-term and other debt	6,422.9	5,601.4
Other liabilities	1,660.8	1,975.7
Total liabilities	24,303.5	23,855.9
Stockholders' equity	1,424.8	1,658.2
Total liabilities and equity	$25,728.3	$25,514.1

Alliance Data Systems Corporation
July 20, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Six Months Ended June 30,
	2017	2016 (1)

Cash Flows from Operating Activities:
Net income	$284.1	$299.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	250.3	258.0
Deferred income taxes	(61.0)	(14.0)
Provision for loan loss	603.2	399.7
Non-cash stock compensation	45.2	41.4
Amortization of deferred financing costs	21.2	16.8
Change in operating assets and liabilities	(179.3)	(328.3)
Originations of loan receivables held for sale	(3,923.1)	(3,386.5)
Sales of loan receivables held for sale	3,920.7	3,393.9
Other	73.1	74.3
Net cash provided by operating activities	1,034.4	754.9

Cash Flows from Investing Activities:
Change in redemption settlement assets	(207.9)	18.4
Change in restricted cash	(433.8)	(0.3)
Change in credit card and loan receivables	(286.4)	(352.6)
Purchase of credit card portfolios	—	(749.1)
Capital expenditures	(116.8)	(107.6)
Other	23.9	22.4
Net cash used in investing activities	(1,021.0)	(1,168.8)

Cash Flows from Financing Activities:
Borrowings under debt agreements	5,856.9	2,449.9
Repayments of borrowings	(5,103.8)	(1,766.2)
Issuances of deposits	1,801.4	2,431.8
Repayments of deposits	(1,469.3)	(1,168.3)
Non-recourse borrowings of consolidated securitization entities	1,465.0	1,205.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(1,860.0)	(1,690.0)
Acquisition of non-controlling interest	—	(360.7)
Payment of deferred financing costs	(44.1)	(11.1)
Purchase of treasury shares	(499.9)	(522.6)
Dividends paid	(58.0)	—
Other	(15.1)	(11.3)
Net cash provided by financing activities	73.1	556.5

Effect of exchange rate changes on cash and cash equivalents	0.2	5.9
Change in cash and cash equivalents	86.7	148.5
Cash and cash equivalents at beginning of period	1,859.2	1,168.0
Cash and cash equivalents at end of period	$1,945.9	$1,316.5

(1)
Adjusted to reflect the adoption of Accounting Standards Update ("ASU") 2016-09, "Improvements to Employee Share-Based
Payment Accounting." The effect of the adoption of the standard was to increase cash flows from operating activities by $23.8 million and to decrease cash flows from financing activities by $23.8 million for the six months ended June 30, 2016.

Alliance Data Systems Corporation
July 20, 2017

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Segment Revenue:
LoyaltyOne	$280.0	$352.3	(21)%	$613.0	$706.9	(13)%
Epsilon	543.8	518.8	5	1,073.1	1,012.1	6
Card Services	1,005.0	885.8	13	2,028.2	1,721.3	18
Corporate/Other	—	0.1	nm*	—	0.2	nm*
Intersegment Eliminations	(7.0)	(8.2)	nm*	(13.5)	(15.5)	nm*
Total	$1,821.8	$1,748.8	4%	$3,700.8	$3,425.0	8%

Segment Adjusted EBITDA, net:
LoyaltyOne	$56.7	$79.3	(28)%	$115.4	$153.0	(25)%
Epsilon	106.8	102.6	4	191.8	183.4	5
Card Services	305.5	276.4	11	636.2	583.9	9
Corporate/Other	(35.6)	(36.8)	(3)	(70.5)	(59.3)	19
Total	$433.4	$421.5	3%	$872.9	$861.0	1%

Key Performance Indicators:
Credit card statements generated	71.4	69.7	2%	143.6	135.3	6%
Credit sales	$7,515.4	$7,098.8	6%	$14,094.6	$13,277.0	6%
Average receivables	$15,739.9	$13,505.3	17%	$15,712.7	$13,521.0	16%
AIR MILES reward miles issued	1,422.6	1,432.5	(1)%	2,658.6	2,718.7	(2)%
AIR MILES reward miles redeemed	1,076.5	1,232.2	(13)%	2,302.8	2,516.1	(8)%

* nm-not meaningful

Alliance Data Systems Corporation
July 20, 2017

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$137.7	$140.7	$284.1	$299.6
Income tax expense	76.2	76.2	157.0	162.8
Total interest expense, net	137.5	103.7	262.7	202.5
Depreciation and other amortization	45.2	41.1	89.9	80.9
Amortization of purchased intangibles	80.3	88.5	160.4	177.1
Stock compensation expense	21.7	21.5	45.2	41.4
Adjusted EBITDA	$498.6	$471.7	$999.3	$964.3
Less: Funding costs (1)	65.2	50.2	126.4	97.8
Less: Adjusted EBITDA attributable to non- controlling interest	—	—	—	5.5
Adjusted EBITDA, net of funding costs and non- controlling interest	$433.4	$421.5	$872.9	$861.0

Core Earnings:
Net income	$137.7	$140.7	$284.1	$299.6
Add back: non-cash/ non-operating items:
Stock compensation expense	21.7	21.5	45.2	41.4
Amortization of purchased intangibles	80.3	88.5	160.4	177.1
Non-cash interest (2)	14.0	6.3	24.3	12.7
Income tax effect (3)	(39.5)	(39.6)	(77.9)	(78.5)
Core earnings	214.2	217.4	436.1	452.3
Less: Core earnings attributable to non- controlling interest	—	—	—	4.0
Core earnings attributable to common stockholders	$214.2	$217.4	$436.1	$448.3

Weighted average shares outstanding – diluted	55.8	59.0	56.3	59.6
Core earnings attributable to common stockholders per share - diluted	$3.84	$3.68	$7.75	$7.52

(1)	Represents interest expense on deposits and securitization funding costs.
(2)	Represents amortization of debt issuance and hedging costs.
(3)	Represents the tax effect for the related non-GAAP measure adjustments using the expected effective tax rate.

Alliance Data Systems Corporation
July 20, 2017

	Three Months Ended June 30, 2017
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$34.5	$20.0	$341.3	$(44.4)	$351.4
Depreciation and amortization	19.5	77.9	26.1	2.0	125.5
Stock compensation expense	2.7	8.9	3.3	6.8	21.7
Adjusted EBITDA	56.7	106.8	370.7	(35.6)	498.6
Less: Funding costs	—	—	65.2	—	65.2
Less: Adjusted EBITDA attributable to non‑controlling interest	—	—	—	—	—
Adjusted EBITDA, net	$56.7	$106.8	$305.5	$(35.6)	$433.4

	Three Months Ended June 30, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$54.2	$10.8	$300.7	$(45.1)	$320.6
Depreciation and amortization	22.5	82.4	22.4	2.3	129.6
Stock compensation expense	2.6	9.4	3.5	6.0	21.5
Adjusted EBITDA	79.3	102.6	326.6	(36.8)	471.7
Less: Funding costs	—	—	50.2	—	50.2
Less: Adjusted EBITDA attributable to non‑controlling interest	—	—	—	—	—
Adjusted EBITDA, net	$79.3	$102.6	$276.4	$(36.8)	$421.5

	Six Months Ended June 30, 2017
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$72.0	$18.4	$704.3	$(90.9)	$703.8
Depreciation and amortization	38.6	155.8	51.9	4.0	250.3
Stock compensation expense	4.8	17.6	6.4	16.4	45.2
Adjusted EBITDA	115.4	191.8	762.6	(70.5)	999.3
Less: Funding costs	—	—	126.4	—	126.4
Less: Adjusted EBITDA attributable to non‑controlling interest	—	—	—	—	—
Adjusted EBITDA, net	$115.4	$191.8	$636.2	$(70.5)	$872.9

	Six Months Ended June 30, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$109.9	$(1.7)	$632.1	$(75.4)	$664.9
Depreciation and amortization	43.4	167.1	42.4	5.1	258.0
Stock compensation expense	5.2	18.0	7.2	11.0	41.4
Adjusted EBITDA	158.5	183.4	681.7	(59.3)	964.3
Less: Funding costs	—	—	97.8	—	97.8
Less: Adjusted EBITDA attributable to non‑controlling interest	5.5	—	—	—	5.5
Adjusted EBITDA, net	$153.0	$183.4	$583.9	$(59.3)	$861.0